Exhibit 99.1
ONE LIBERTY PROPERTIES, INC. REPORTS SECOND QUARTER 2013 RESULTS

•       Rental Income Increased 10.2% Over the 2012 Second Quarter

•       Acquires Four Properties for $42.79 Million After Quarter End

GREAT NECK, New York, August 8, 2013 — One Liberty Properties, Inc. (NYSE: OLP), an owner of a geographically diversified portfolio of retail, industrial, health and fitness, office and other properties in the United States, primarily under long term leases, today announced operating results for the quarter ended June 30, 2013.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty stated:  “Our rental income in the quarter was positively impacted by acquisitions we made in the past 15 months. Our network of relationships and strong financial position continue to allow us to take advantage of attractive investment opportunities.  As reflected by the four properties acquired since the end of the quarter, we continue to remain disciplined in our evaluation of additional properties.  We will continue to pursue and acquire accretive assets to support our growth and recycling capital by selectively selling assets that no longer meet our expected growth profile.”

Operating Results:

Rental income for the second quarter of 2013 increased $1.13 million, or 10.2%, to $12.23 million, from $11.1 million for the second quarter of 2012.  The increase is attributable primarily to rental income earned from eight properties acquired since May 2012.  Rental income for 2012 excludes the operations of properties sold or transferred during 2012.

Total operating expenses for the second quarter of 2013 were $5.8 million compared to $5.08 million for the second quarter in the prior year.  The increase is due to increased depreciation and real estate expenses primarily from the eight properties acquired since May 2012.  Also contributing to the change were increases in general and administrative expense, primarily due to increased restricted stock and compensation expense, and the provision for federal excise tax, which relates to undistributed taxable income generated this quarter from sales of a tenant-in-common property and a joint venture interest.  These sales generated $4.71 million in gains.

Equity in earnings of unconsolidated joint ventures was $57,000 in the quarter ended June 30, 2013, compared to $534,000 in the quarter ended June 30, 2012.  The change is due to the inclusion in the 2012 period of the settlement of a claim against a former tenant and the sale during this quarter of the tenant-in-common property.  As a result of the tenant-in-common sale, One Liberty’s joint venture earnings were impacted by a $148,000 mortgage prepayment penalty and only benefited from the operations of the property in the current quarter for two months.

Net income attributable to One Liberty for the second quarter of 2013 increased to $7.74 million, or $0.50 per fully diluted share, from $5.75 million, or $0.39 per fully diluted share, in the corresponding prior year period.  Included in the 2013 results is $4.71 million of gains on sales, or $0.31 per fully diluted share.  Included in the 2012 results is $2.5 million, or $0.17 per diluted share, of income from discontinued operations, which includes $2.2 million of gains on sales.

Funds from Operations:

Funds from Operations (“FFO”) was $5.99 million in the second quarter of 2013 compared to $6.3 million in the second quarter of 2012.  FFO was impacted by the decrease in equity in earnings of unconsolidated joint ventures described above.  FFO per diluted share was $0.39 in the second quarter of 2013 compared to $0.42 in the second quarter of 2012.  The per share FFO result for the current period was impacted by the foregoing factors and the increase in the weighted average number of shares outstanding due to share issuances under One Liberty’s equity incentive, dividend reinvestment and at the market offering programs.  A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included later in this release.

Balance Sheet:

The Company, at June 30, 2013, had $40.9 million of cash and cash equivalents, total assets of $495.8 million, total debt of $227.9 million, total equity of $250.6 million.  At August 7, 2013, after purchasing four properties subsequent to the end of the quarter, the Company had approximately $19.6 million of cash and cash equivalents.  No borrowings were outstanding on the Company’s $75 million credit facility at June 30 or August 7, 2013.

Subsequent Events:

On July 1, 2013, One Liberty acquired a production, office and distribution facility located in Fort Mill, South Carolina, a suburb of Charlotte, North Carolina, for $15.5 million, which was financed with a $9.3 million mortgage maturing in 2023 and having an effective annual interest rate of 4.562%.  The property is leased to Shutterfly, Inc. (NASDAQ:SFLY) through 2023.

On July 30, 2013, One Liberty purchased for approximately $2.02 million in a sale/leaseback transaction, a restaurant property located in in Killeen, Texas, and operated under the name Texas Land & Cattle Steakhouse.  The property is leased through 2025.

On August 1, 2013, One Liberty purchased a property operated as a Hooter’s restaurant and located in Concord, North Carolina for $2.47 million.  The lease expires in 2032.

On August 6, 2013, One Liberty purchased an assisted living property located in Round Rock, Texas, a suburb of Austin, Texas, for approximately $22.8 million.  Approximately $15.3 million of the purchase price was financed with a mortgage maturing in 2023 with an effective annual interest rate of 5.375%.  The property is leased until 2027 to an indirect subsidiary of Harden Healthcare, LLC, a senior healthcare services provider with facilities in 13 states.  Harden guaranteed the tenant’s obligations under the lease.

Non-GAAP Financial Measures:

One Liberty believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. One Liberty presents FFO because it considers FFO to be an important supplemental measure of One Liberty’s operating performance. One Liberty believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results.  FFO excludes generally accepted accounting principles (“GAAP”) historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

One Liberty has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization, plus impairment write-downs of depreciable real estate after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. Management believes FFO is of interest to securities analysts, investors and other interested parties and may not be comparable to similarly titled measures as reported by others.

Forward Looking Statement

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. One Liberty intends such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Additional Information

Interested parties are encouraged to review One Liberty’s Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended June 30, 2013 for further details.  The Form 10-Q can also be linked through the “Investor Relations” section of One Liberty’s website.  For additional information on the Company’s operations, activities and properties, please visit One Liberty’s website at www.1liberty.com.

Contact:
One Liberty Properties
Investor Relations
Phone: (516) 466-3100
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Rental income, net - Note 1	$12,227	$11,102	$24,329	$21,860

Operating expenses:
Depreciation and amortization	2,717	2,410	5,386	4,753
General and administrative	1,944	1,749	3,904	3,590
Federal excise and state taxes	184	47	226	96
Real estate acquisition costs	126	123	278	166
Real estate expenses	751	677	1,524	1,299
Leasehold rent	77	77	154	154
Total operating expenses	5,799	5,083	11,472	10,058

Operating income	6,428	6,019	12,857	11,802

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	57	534	391	748
Gain on dispositon of real estate-unconsolidated joint venture	2,807	-	2,807	-
Gain on sale-unconsolidated joint venture interest	1,898	-	1,898	-
Other income	11	209	80	223
Interest:
Expense	(3,223)	(3,308)	(6,393)	(6,492)
Amortization of deferred financing costs	(226)	(188)	(439)	(373)
Gain on sale of real estate	-	-	-	319

Income from continuing operations	7,752	3,266	11,201	6,227

Income from discontinued operations	-	283	-	547
Net gain on sale	-	2,205	-	2,205
Income from discontinued operations - Note 2	-	2,488	-	2,752

Net income	7,752	5,754	11,201	8,979
Less net income attributable to non-controlling interests	(16)	(4)	(15)	(7)

Net income attributable to One Liberty Properties, Inc.	$7,736	$5,750	$11,186	$8,972

Per common share attributable to common stockholders- diluted:
Income from continuing operations	$0.50	$0.22	$0.73	$0.42
Income from discontinued operations	-	0.17	-	0.18
	$0.50	$0.39	$0.73	$0.60

Funds from operations - Note 3	$5,988	$6,296	$12,331	$11,865

Funds from operations per common share-diluted - Note 4	$0.39	$0.42	$0.80	$0.80

Weighted average number of common and
unvested restricted shares outstanding:
Basic	15,314	14,787	15,236	14,749
Diluted	15,414	14,887	15,336	14,849

Note 1 -
Rental income includes straight line rent accruals and amortization of lease intangibles of $237 and $480 for the three and six months ended June 30, 2013 and $318 and $724 for the three and six months ended June 30, 2012, respectively.

Note 2 -
 Income from discontinued operations includes straight line rent accruals and amortization of lease intangibles of $0 for the three and six months ended June 30, 2013 and $(13) and $(26) for the three and six months ended June 30, 2012, respectively.

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Note 3
Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$7,736	$5,750	$11,186	$8,972
Add: depreciation of properties	2,683	2,479	5,321	4,914
Add: our share of depreciation in unconsolidated joint ventures	114	217	330	414
Add: amortization of capitalized leasing expenses	34	32	65	50
Add: our share of amortization of capitalized leasing expenses
in unconsolidated joint ventures	-	22	8	38
Add: federal excise tax	126	-	126
Deduct: net gain on sales of real estate-unconsolidated joint ventures	(4,705)	-	(4,705)	-
Deduct: net gain on sales of real estate	-	(2,204)	-	(2,523)
Funds from operations	$5,988	$6,296	$12,331	$11,865

Note 4
Funds from operations per common share is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$0.50	$0.39	$0.73	$0.60
Add: depreciation of properties	0.18	0.17	0.35	0.33
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.01	0.02	0.03
Add: amortization of capitalized leasing expenses	-	-	-	0.01
Add: our share of amortization of capitalized leasing expenses	-	-	-	-
in unconsolidated joint ventures	-	-	-	-
Add: federal excise tax	0.01	-	0.01	-
Deduct: net gain on sales of real estate-unconsolidated joint ventures	(0.31)	-	(0.31)	-
Deduct: net gain on sales of real estate	-	(0.15)	-	(0.17)
Funds from operations per common share-diluted	$0.39	$0.42	$0.80	$0.80

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	June 30,	December 31,
ASSETS	2013	2012
Real estate investments, net	$412,850	$410,525
Investment in unconsolidated joint ventures	5,085	19,485
Cash and cash equivalents	40,931	14,577
Unbilled rent receivable	13,043	12,629
Unamortized intangible lease assets	14,882	16,491
Other assets	9,024	7,459
Total assets	$495,815	$481,166

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable	$227,853	$225,971
Line of credit - outstanding	-	-
Unamortized intangible lease liabilities	5,885	5,300
Other liabilities	11,512	11,836
Total liabilities	245,250	243,107

Total One Liberty Properties, Inc. stockholders' equity	249,396	237,128
Non-controlling interests in joint ventures	1,169	931
Total equity	250,565	238,059
Total liabilities and equity	$495,815	$481,166